Exhibit 3.76

CERTIFICATE OF

AMENDED AND RESTATED ARTICLES OF INCORPORATION

URS ENERGY & CONSTRUCTION, INC.

Charter Number 171108

The undersigned, Jeanne C. Baughman, who is the Secretary of URS Energy & Construction, Inc., an Ohio corporation for profit, does hereby certify that in a writing signed by all the shareholders who would be entitled to notice of a meeting held for that purpose, the attached Amended and Restated Articles of Incorporation were adopted to supersede and take the place of the existing Articles and all amendments thereto.

IN WITNESS WHEREOF, the above named officer, acting for and on behalf of the corporation, has hereunto subscribed her name on September 7, 2016.

URS ENERGY & CONSTRUCTION, INC.

/s/ Jeanne C. Baughman
Jeanne C. Baughman, Secretary

AECOM ENERGY & CONSTRUCTION, INC.

(an Ohio corporation)

AMENDED AND RESTATED ARTICLES OF INCORPORATION

(As of September 12, 2016)

FIRST:                                                        The name of the corporation is AECOM Energy & Construction, Inc.

SECOND:                                         The place in the State of Ohio where its principal office is located is in the City of Columbus, Franklin County.

THIRD:                                                   The purposes of the corporation are as follows: To perform a broad range of design, engineering, construction, construction management, facilities and operations maintenance, environmental remediation and mining services including, but not limited to, engineering and architectural work of a general, civil, mechanical, electrical or mining nature, including preparation of plans and specifications, and act as consulting and superintending engineers and architects, and generally to do and perform any and all work as engineers, architects, builders and contractors, and to solicit, obtain, make, perform, promote and carry out contracts covering the general building and contracting business and all operations connected therewith of every kind, character and description, and to engage in any other lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive, of the Revised Code of Ohio.

FOURTH:                                        The number of shares which the corporation is authorized to have outstanding is sixty thousand (60,000) shares of common stock, all of which shall have a par value of Ten Dollars ($10.00).

FIFTH:                                                       These Amended and Restated Articles of Incorporation take the place of and supersede the existing Articles of Incorporation as heretofore amended.